Exhibit 10.41

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of June 29, 2006, by and among NYFIX, Inc., a Delaware corporation, with headquarters located at 100 Wall Street, New York, NY 10005 (the “Company”), and the investors listed on the Schedule of Buyers attached hereto (each, a “Buyer” and collectively, the “Buyers”).

BACKGROUND

A.           The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (as so amended, the “1933 Act”);

B.           The Company has authorized the issuance and sale of up to Two Million Seven Hundred Thirteen Thousand (2,713,000) shares of its common stock, par value $0.001 per share (the “Common Stock”), pursuant to the terms of this Agreement;

C.           The Buyers wish to purchase, upon the terms and conditions stated in this Agreement, an aggregate of up to Two Million Seven Hundred Thirteen Thousand (2,713,000) shares of Common Stock (the “Offered Shares”) in the respective amounts set forth opposite each Buyer’s name on the Schedule of Buyers; and

D.           Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW, THEREFORE, the Company and the Buyers hereby agree as follows:

1.	PURCHASE AND SALE OF OFFERED SHARES.

(a)          Purchase of Offered Shares. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to each Buyer and each Buyer severally agrees to purchase from the Company the respective number of Offered Shares set forth opposite such Buyer’s name on the Schedule of Buyers at the respective purchase price (the “Purchase Price”) set forth opposite such Buyer’s name on the Schedule of Buyers (the “Closing”).

(b)          Closing Dates. The date and time of the Closing shall be 10:00 a.m. New York Time, on July 5, 2006 (the “Closing Date”), subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below (or such later date or different time as is mutually agreed to by the Company and the Buyers). The Closing shall occur on the Closing Date at the offices of Thelen Reid & Priest LLP, 875 Third Avenue, New York, NY 10022.

(c)          Form of Payment. On the Closing Date, (i) each Buyer shall pay an amount equal to the Purchase Price to the Company for the Offered Shares to be issued and sold to such Buyer at the Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions, and (ii) the Company shall deliver to each Buyer, stock certificates (in the denominations as such Buyer shall request (the “Common Stock Certificates”) representing such number of the Offered Shares which such Buyer is then purchasing (as indicated opposite such Buyer’s name on the Schedule of Buyers).

2.	BUYERS’ REPRESENTATIONS AND WARRANTIES.

Each Buyer represents and warrants, severally and not jointly, that:

(a)          Investment Purpose. Such Buyer (i) is acquiring the Offered Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempt from registration under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Offered Shares for any minimum or other specific term and reserves the right to dispose of them at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act and otherwise in accordance with applicable law.

(b)          Accredited Investor Status. Such Buyer is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D, and such Buyer is also knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in securities presenting an investment decision like that involved in the purchase of the Offered Shares, including investments in securities issued by the Company and investments in comparable companies.

(c)          Reliance on Exemptions. Such Buyer understands that the Offered Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire such securities.

(d)          Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Offered Shares which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer’s right to rely on the Company’s representations and warranties contained in Section 3 below. Such Buyer understands that its investment in the Offered Shares involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Offered Shares. Such Buyer has not requested or received, and is not relying on, any preliminary conclusions of the Company with respect the Company’s review of information relating to its historical stock option grants as previously disclosed in the Company’s 1934 Act reports and related accounting issues that are referred to in Section 2(k), as Buyer has concluded that any such information is not pertinent to its investment decision.

(e)          No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Offered Shares or the fairness or suitability of the investment in the Offered Shares nor have such authorities passed upon or endorsed the merits of the offering of the Offered Shares.

(f)           Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Offered Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless subsequently registered thereunder or there is an exemption from registration; (ii) any sale of the Offered Shares made in reliance on Rule 144 promulgated under the 1933 Act, as amended, or any successor rule thereto (“Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Offered Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g)          Legends. Such Buyer understands that the certificates or other instruments representing the Offered Shares, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A SECURITIES PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, WHICH MAY RESTRICT THE TRANSFER OF SUCH SECURITIES IN CERTAIN CIRCUMSTANCES. A COPY OF SUCH AGREEMENT MAY BE OBTAINED, WITHOUT CHARGE, AT THE COMPANY’S PRINCIPAL OFFICE.

The legends set forth above shall be removed and the Company shall issue a certificate without such legends to the holder of the Offered Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Offered Shares are registered for resale under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Offered Shares may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurances that the Offered Shares can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold. Such Buyer acknowledges, covenants and agrees to sell the Offered Shares represented by a certificate(s) from which the legends have been removed, only pursuant to (i) a registration statement effective under the 1933 Act or (ii) advice of counsel that such sale is exempt from registration required by Section 5 of the 1933 Act, including, without limitation, a transaction pursuant to Rule 144.

(h)          Validity; Enforcement. Such Buyer has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Buyer and is a valid and binding agreement of such Buyer enforceable against such Buyer in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(i)           Residency. Such Buyer is a resident of that state and country specified in its address on the Schedule of Buyers.

(j)           Brokers or Finders. The Company will not incur, directly or indirectly, as a result of any action taken by the Buyers, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Notwithstanding the forgoing, as payment for services in connection with the transactions contemplated by this Agreement, the Company shall issue to Rhône Group Advisors, LLC, at the Closing hereof 157,693 shares of Common Stock.

(k)          Acknowledgement as to Status of Company. The Buyers acknowledge the following:

i.             The Company is delinquent in its reporting obligations under the 1934 Act and has failed to file (a) quarterly reports on Form 10-Q for the quarters ended June 30, 2005, September 30, 2005, and March 31, 2006 and (b) an annual report on Form 10-K for the fiscal year ended December 31, 2005.

ii.            The Company’s delinquency in reporting under the 1934 Act is a result of the Company’s review of information relating to its stock option grants as previously disclosed in the Company’s 1934 Act reports and additional historic accounting issues which have surfaced as part of an internal review by management and the re-audit of financial statements for 2004 and 2003 by the Company’s new independent registered public accounting firm. The additional issues include the accounting for investments in and acquisitions of affiliates and subsidiaries, derivative liabilities embedded within the Company’s $7.5 million convertible note issued in December 2004 and certain revenue recognition issues prior to 2005. The Company expects to include restated prior period amounts in its 2005 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, for the periods ended June 30, 2005 and September 30, 2005, to reflect additional charges related to stock option grants and to one or more of the additional accounting issues noted above.

iii.          The Company can make no representation as to when it will cure such delinquency in its reporting under the 1934 Act.

iv.           The Company believes that the aforementioned restatement and other failures in its internal controls as described in reports filed by the Company under the 1934 Act constitute material weaknesses under Section 404 of the Sarbanes-Oxley Act of 2002.

v.            In connection with the restatement of the Company’s 1999 through 2002 consolidated financial statements in May 2004, the Division of Enforcement of the SEC informed the Company by letter dated July 14, 2004 that it was conducting an informal inquiry. On January 25, 2005, the Company filed a current report on Form 8-K, which indicated that this inquiry was a formal inquiry (the “First 2004 Inquiry”). By letter dated October 28, 2004, the Division of Enforcement of the SEC informed the Company that it was conducting a second informal inquiry, which related to stock options granted by the Company. On February 25, 2005, the Company filed current report on Form 8-K, which indicated that this inquiry was a formal inquiry (the “Second 2004 Inquiry”). On March 14, 2006, SEC Enforcement Staff advised that the Company that it was recommending that the SEC close the First 2004 Inquiry without any action being taken against NYFIX or any individual. However, this recommendation remained subject a formal approval process within the SEC, and, to the Company’s knowledge, was never approved. To the Company’s knowledge both the First 2004 Inquiry and the Second 2004 Inquiry remain open as of the date hereof.

vi.           On May 17, 2006, the Company received a grand jury subpoena from the United States Attorney’s Office for the Southern District of New York. The subpoena calls for the production of all documents referring to, relating to or involving the granting of stock options for the time period from 2000 to the present.

vii.         Prior to the Buyers’ execution of this Agreement, the Company provided to the Buyers, and Buyers have had an opportunity to review, (A) a copy of a press release of the Company issued prior to the execution of this Agreement, relating to the Company’s unaudited revenues for 2005 and update on accounting restatements, and (B) a draft of a press release relating to the transactions contemplated hereby, which the Company expects to issue prior to the opening of the trading markets on June 30, 2006.  Copies of both such releases are attached hereto as Exhibit 2(k).

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each of the Buyers that:

(a)          Organization and Qualification. The Company and its “Subsidiaries” (which for purposes of this Agreement means a “Subsidiary” as defined in Rule 405 under the 1933 Act) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted, except where the failure of any Subsidiary to be duly organized, validly existing and in good standing would not have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below). The Company has no Subsidiaries except as set forth on Schedule 3(a).

(b)          Authorization; Enforcement; Validity. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 5), and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”), and to issue the Offered Shares in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of the Offered Shares, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) the Transaction Documents have been duly executed and delivered by the Company, (iv) the Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

(c)          Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 60,000,000 shares of Common Stock, of which as of the date hereof, 32,596,003 shares are issued and outstanding, 2,380,167 shares are reserved for issuance pursuant to the Company’s stock option and purchase plans, 105,576 shares are issuable and reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock, and 1,188,290 are treasury shares, and (ii) 5,000,000 shares of Preferred Stock, of which as of the date hereof, no shares are issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(c), (i) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) none of the Company or any of its Subsidiaries has any outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement), (v) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing antidilution or similar provisions that will be triggered by the issuance of the Offered Shares as described in this Agreement, and (vii) the Company does not have any stock appreciation rights or stock “phantom stock” plans or agreements or any similar plan or agreement, other than claims against the Company by those individuals whose stock option grants are voided as a result of the Company’s current analysis of its historic stock option grants, as more fully described in Section 2(k). The Company has furnished to the Buyer true and complete copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s By-laws as amended and as in effect on the date hereof (the “By-laws”), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

(d)          Issuance of Offered Shares. The Offered Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be (i) validly issued, fully paid and nonassessable, (ii) free from all taxes, liens and charges with respect to the issue thereof and (iii) entitled to the rights and preferences set forth in the Certificate of Incorporation. The issuance by the Company of the Offered Shares is exempt from registration under the 1933 Act.

(e)          No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company, the performance by the Company of its obligations under the Certificate of Incorporation and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Certificate of Incorporation or the By-laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation or By-laws or their organizational charter or by-laws, respectively, except, in each case, where such violation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Schedule 3(e), neither the Company nor any of its Subsidiaries is in violation of any term of or in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except, in each case, where such violation could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in Schedule 3(e), the business of the Company and its Subsidiaries is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for violations the sanctions for which either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents or to perform its obligations under the Certificate of Designations, in each case in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

(f)           Absence of Litigation. Except as set forth in Schedule 3(f), there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or any of its

Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ officers or directors in their capacities as such, which could have a Material Adverse Effect.

(g)          No General Solicitation. Neither the Company, nor any of its affiliates, nor, to the Company’s knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Offered Shares.

(h)          No Integrated Offering. Neither the Company, nor any of its affiliates, nor, to the Company’s knowledge, any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Offered Shares under the 1933 Act or cause this offering of the Offered Shares to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, nor will the Company or any of its Subsidiaries take any action or steps that would require registration of any of the Offered Shares under the 1933 Act (except pursuant to the Registration Rights Agreement) or cause the offering of the Offered Shares to be integrated with other offerings.

(i)           Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any union labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened. None of the Company’s or its Subsidiaries’ employees is a member of a union, neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relations with their employees are good.

(j)           Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted or as proposed to be conducted, except where the failure to own or possess such rights could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 3(j), the Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, and the Company is not aware of any third party making any unauthorized or infringing use of the intellectual properties of the Company or any of its Subsidiaries.

(k)          Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval except where, in each of the three foregoing cases, the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)           Title. Except as set forth in Schedule 3(l), the Company and its Subsidiaries have sufficient title to all real property, if any, owned by it and good and valid title to all personal property owned by it which, in each case, is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects, except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(m)         Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged, and all of such insurance is in full force and effect. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(n)          Regulatory Permits. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess any such certificate, authorization or permit could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(o)          Tax Status. Except as set forth in Schedule 3(o), the Company and each of its Subsidiaries has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(p)          Transactions With Affiliates. Except as set forth in Schedule 3(p) and other than the grant of stock options disclosed on Schedule 3(c), none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(q)          Rights Agreement. Except as set forth in Schedule 3(q), the Company has not adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(r)           No Other Agreements. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

(s)           Material Contracts. All material contracts of the Company that are required by applicable rules and regulations of the SEC to be filed as exhibits to reports filed by the Company under the 1934 Act (“Material Contracts”) have been so filed or are listed on Schedule 3(s) and have been made available to the Buyers. Except as noted in Schedule 3(s), the Company has not received notice of a default and is not in default under, or with respect to, any Material Contract. To the knowledge of the Company, no other party to any Material Contract is in default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a default by such party thereunder.

(t)           Brokers or Finders. The Buyers will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Notwithstanding the forgoing, the Buyers acknowledge that, as payment for services in connection with the transactions contemplated by this Agreement, the Company shall issue to Rhône Group Advisors, LLC, at the Closing hereof 157,693 shares of Common Stock.

(u)          Officers, Directors and 5% Shareholders. Each of the Company’s key executive officers and directors and persons known to the Company to be the beneficial owners of 5% or more of the Common Stock is listed on Schedule 3(u).

4.	COVENANTS.

(a)          Closing Conditions Compliance. Each party shall use its best efforts to satisfy timely each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b)          Form D and Blue Sky. The Company agrees to file a Form D with respect to the Offered Shares as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Offered Shares for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States. The

Company shall make all filings and reports relating the offer and sale of the Offered Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

(c)          Use of Proceeds. The Company will use the proceeds from the sale of the Offered Shares for substantially the same purposes and in substantially the same amounts as indicated in Schedule 4(c).

(d)          Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. Subject to meeting applicable listing requirements (it being understood that the Company does not currently satisfy such listing requirements and may never satisfy such listing requirements), the Company shall use reasonable business efforts to obtain authorization of the Common Stock for quotation on the Nasdaq National Market, the Nasdaq SmallCap Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc., as applicable (the “Principal Market”). Once listed for quotation on the Principal Market, neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(d).

(e)          Expenses. At the Closing, the Company shall reimburse the Buyers their expenses (including reasonable attorneys’ fees and expenses) relating to the preparation and negotiation of the Transaction Documents up to an aggregate of $35,000.

(f)           Filing of Form 8-K. On or before the fourth (4th) business day following the Closing Date, the Company shall file a Form 8-K with the SEC describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act.

(g)          Limitation on Filing Registration Statements. From the date hereof through the period ending on the day following the 30th consecutive trading day that a registration statement registering the Offered Shares for resale is declared effective, except as set forth in Schedule 4(g), the Company shall not register any securities other than the Offered Shares and securities on Form S-8 issued in connection with any stock option plan, stock purchase plan, stock bonus plan or other plan for the benefit of employees, officers or directors of the Company.

5.	TRANSFER AGENT INSTRUCTIONS.

(a)          Delivery of Legended Common Stock. Upon execution of this Agreement, the Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of each Buyer or its respective nominee(s), for the Offered Shares in such amounts as specified from time to time by each Buyer to the Company (the “Irrevocable Transfer Agent Instructions”), which instructions shall be in the form as provided in Exhibit A hereto. Prior to registration of the Offered Shares under the 1933 Act, all certificates evidencing Offered Shares shall bear the restrictive legend specified in Section 2(g) of this Agreement. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, and stop transfer instructions to give effect to Section 2(f) hereof (prior to registration of the Offered Shares under the 1933 Act) will be given by the Company to its transfer agent and that the Offered Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement.

(b)          Delivery of Unlegended Common Stock. After the Offered Shares have been registered for resale, in lieu of delivering physical certificates representing Offered Shares, provided the Company’s transfer agent is participating in the Depositary Trust Company (“DTC”) Fast Automated Securities Transfer program, on the written request of a Buyer who shall have previously instructed its broker to confirm such request to the Company’s transfer agent, the Company shall cause its transfer agent to transmit electronically the Offered Shares to the Buyer by crediting the account of the Buyer’s prime broker with DTC through its Deposit Withdrawal Agent Commission system no later than the date upon which the Company is required to deliver shares to the Buyer under the terms of this Agreement. Nothing in this Section 5 shall affect in any way each Buyer’s obligations to comply with all applicable prospectus delivery requirements, if any, upon resale of the Offered Shares. If a Buyer provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Offered Shares may be made without registration under the 1933 Act or the Buyer provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that the Offered Shares can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold, the Company shall permit the transfer, and promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Buyer and without any restrictive legend.

(c)          Timing of Delivery. Whenever the Company is required to deliver Offered Shares under the Transaction Documents, whether with or without a restrictive legend, such delivery shall be made within three (3) business days of the day that request is made for delivery of such Offered Shares.

6.	CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Offered Shares to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(a)          Such Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(b)          Such Buyer shall have delivered to the Company the Purchase Price for the Offered Shares being purchased by such Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(c)          The representations and warranties of such Buyer shall be true and correct as of the Closing Date (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

(d)          The offer and sale of the Offered Shares to such Buyer pursuant to this Agreement shall be exempt from the registration requirements under the 1933 Act and shall be exempt from the registration and/or qualification requirements of all applicable state securities laws.

(e)          Such Buyer shall have delivered to the Company such other documents relating to the transactions contemplated by this Agreement as the Company or its counsel reasonably request.

7.	CONDITIONS TO EACH BUYER’S OBLIGATION TO PURCHASE.

The obligation of each Buyer hereunder to purchase the Offered Shares at each Closing is subject to the satisfaction, at or before the applicable Closing Date, of each of the following conditions, provided that these conditions are for each Buyer’s sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)          The Company shall have executed each of the Transaction Documents and delivered the same to such Buyer.

(b)	Trading in the Common Stock shall not have been suspended.

(c)          The representations and warranties of the Company shall be true and correct as of the Closing Date (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer.

(d)          Such Buyer shall have received the opinion of the Company’s counsel dated as of the Closing Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit B attached hereto.

(e)          The Company shall have executed and delivered to such Buyer the Common Stock Certificates (in such denominations as such Buyer shall request) for the Offered Shares being purchased by such Buyer at the Closing.

(f)           The Board of Directors of the Company shall have adopted resolutions authorizing the issuance of the Offered Shares and the other transactions provided by this Agreement and the Transaction Documents in a form reasonably acceptable to such Buyer.

(g)          The Irrevocable Transfer Agent Instructions, in the form of Exhibit A attached hereto, shall have been delivered to and acknowledged in writing by the Company’s transfer agent.

(h)          The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in such corporation’s state of incorporation issued by the Secretary of State of such state of incorporation as of a date within 10 business days of the Closing Date.

(i)           The Company shall have delivered to such Buyer a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within 10 business days of the Closing Date.

(j)           The Company shall have delivered to such Buyer a secretary’s certificate, dated as the Closing Date, as to (i) the resolutions described in Section 7(f), (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Closing.

(k)          The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Offered Shares pursuant to this Agreement in compliance with such laws.

(l)           The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel reasonably request.

8.	GOVERNING LAW; MISCELLANEOUS.

(a)          Governing Law; Jurisdiction; Jury Trial. The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)          Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c)          Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)          Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)          Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyers, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of a majority of the Offered Shares then outstanding, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Offered Shares then outstanding.

(f)           Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

NYFIX, INC.

100 Wall Street – 26th Floor

New York, NY 10005

Telephone: 212-809-3542

Facsimile: 212-809-1013

Attention: Chief Executive Officer

With a copy to:

NYFIX, INC.

100 Wall Street – 26th Floor

New York, NY 10005

Telephone: 212-809-3542

Facsimile: 212-809-1013

Attention: General Counsel

and

Andrew F. MacDonald, Esq. and

Louis A. Bevilacqua, Esq.

Thelen Reid & Priest LLP

701 Eighth Street, NW

Suite 800

Washington, D.C. 20001

Telephone: 202-508-4000

Facsimile: 202-654-4321

If to the Transfer Agent:

Mellon Investor Services

480 Washington Boulevard

Jersey City, New Jersey 07310

Telephone: 860-282-3513

Facsimile: 860-528-6472

Attention: John Boryczki

If to a Buyer, to it at the address and facsimile number set forth on the Schedule of Buyers attached hereto, with a copy to:

Wellington Management Company, LLP

75 State Street

Boston MA  02109

Telephone: 617-790-7535

Fax: 617-204-7535

Attn: Peter Ryan

, or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party in accordance with the above provisions five (5) days prior to the effectiveness of such change.

(g)          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Offered Shares. A Buyer may assign some or all of its rights hereunder without the consent of the Company, provided, however, that any such assignment shall not release such Buyer from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption.

(h)          No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i)           Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(j)           No Strict Construction. The language used in this Agreement will deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

* * * * * *

IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:
NYFIX, Inc.
By:/s/ Robert Gasser
Name: Robert Gasser
Title: Chief Executive Officer
BUYERS:
CIBC U.S. Small Companies Fund By: Wellington Management Company, LLP as investment adviser	Treasurer of the State of North Carolina By: Wellington Management Company, LLP as investment adviser
By: /s/ Julie A. Jenkins	By:/s/ Julie A. Jenkins
Name: Julie A. Jenkins	Name: Julie A. Jenkins
Title: Vice President and Counsel	Title: Vice President and Counsel

United of Omaha Small Company Fund By: Wellington Management Company, LLP as investment adviser	Textron Inc. Master Trust By: Wellington Management Company, LLP as investment adviser
By:/s/ Julie A. Jenkins	By:/s/ Julie A. Jenkins
Name: Julie A. Jenkins	Name: Julie A. Jenkins
Title: Vice President and Counsel	Title: Vice President and Counsel

British Columbia Investment Management Corporation By: Wellington Management Company, LLP as investment adviser	The Dow Chemical Employees’ Retirement Plan By: Wellington Management Company, LLP as investment adviser
By:/s/ Julie A. Jenkins	By:/s/ Julie A. Jenkins
Name: Julie A. Jenkins	Name: Julie A. Jenkins
Title: Vice President and Counsel	Title: Vice President and Counsel

Public Sector Pension Investment Board By: Wellington Management Company, LLP as investment adviser	Radian Group Inc. By: Wellington Management Company, LLP as investment adviser
By:/s/ Julie A. Jenkins	By:/s/ Julie A. Jenkins
Name: Julie A. Jenkins	Name: Julie A. Jenkins
Title: Vice President and Counsel	Title: Vice President and Counsel

[S-1 to Securities Purchase Agreement]

Trustees of the Building Trades United Pension Trust Fund, Milwaukee and Vicinity By: Wellington Management Company, LLP as investment adviser	American Bar Association Members/State Street Collective Trust, Small-Cap Equity Fund By: Wellington Management Company, LLP as investment adviser
By:/s/ Julie A. Jenkins	By:/s/ Julie A. Jenkins
Name: Julie A. Jenkins	Name: Julie A. Jenkins
Title: Vice President and Counsel	Title: Vice President and Counsel

The Retirement Program Plan for Employees of Union Carbide Corporation By: Wellington Management Company, LLP as investment adviser	McKesson HBOC, Inc. Profit-Sharing Investment Plan By: Wellington Management Company, LLP as investment adviser
By:/s/ Julie A. Jenkins	By:/s/ Julie A. Jenkins
Name: Julie A. Jenkins	Name: Julie A. Jenkins
Title: Vice President and Counsel	Title: Vice President and Counsel

Wolf Creek Investors (Bermuda) L.P. By: Wellington Management Company, LLP as investment adviser	Wolf Creek Partners, L.P. By: Wellington Management Company, LLP as investment adviser
By:/s/ Julie A. Jenkins	By:/s/ Julie A. Jenkins
Name: Julie A. Jenkins	Name: Julie A. Jenkins
Title: Vice President and Counsel	Title: Vice President and Counsel

WTC-CIF Emerging Companies Portfolio By: Wellington Management Company, LLP as investment adviser	WTC-CIF Small Cap 2000 Portfolio By: Wellington Management Company, LLP as investment adviser
By:/s/ Julie A. Jenkins	By:/s/ Julie A. Jenkins
Name: Julie A. Jenkins	Name: Julie A. Jenkins
Title: Vice President and Counsel	Title: Vice President and Counsel

WTC-CTF Emerging Companies Portfolio By: Wellington Management Company, LLP as investment adviser	WTC-CTF Small Cap 2000 Portfolio By: Wellington Management Company, LLP as investment adviser
By:/s/ Julie A. Jenkins	By:/s/ Julie A. Jenkins
Name: Julie A. Jenkins	Name: Julie A. Jenkins
Title: Vice President and Counsel	Title: Vice President and Counsel

[S-1 to Securities Purchase Agreement]

SCHEDULE OF BUYERS

Investor’s Name	Investor’s (and Investor’s Representative’s, if any) Address and Facsimile Number	Number of Offered Shares	Purchase Price
Trustees of the Building Trades United Pension Trust Fund, Milwaukee and Vicinity	The Bank of New York 3rd Floor, Window A One Wall Street New York, New York 10286 For account: US Bank N.A. #117612	18,600	$86,490.00
CIBC U.S. Small Companies Fund	Mellon Securities Trust Co. 120 Broadway, 13th Floor New York, NY 10271 Reference: Acct YCEF1137002	34,100	$158,565.00
Treasurer of the State of North Carolina	DTCC/New York Window 55 Water Street New York, NY 10041 Attn: Robert Mendez for the account of State Street JFE1	107,700	$500,805.00
United of Omaha Small Company Fund	DTC / New York Window 55 Water Street New York, NY 10041 Attn: Robert Mendez Ref: SSB Fund # 5V1A	41,100	$191,115.00
Textron Inc. Master Trust	DTCC/New York Window 55 Water Street New York, NY 10041 Attn: Robert Mendez for the account of State Street TX3F	50,800	$236,220.00
British Columbia Investment Management Corporation	The Bank of New York 3rd Floor, Window A One Wall Street New York, New York 10286 A/C # 298316 Attn: Angie Hussein	104,000	$483,600.00
The Dow Chemical Employees’ Retirement Plan	JPMorgan Chase 4 New York Plaza Ground Floor Window New York, NY 10004 Reference: P 50965 Reference: DOW EMPLOYEES PENSION PLAN - WELLINGTON TRUST SMALL CO	261,500	$1,215,975.00
Public Sector Pension Investment Board	Mellon Securities Trust Co. 120 Broadway, 13th Floor New York, NY 10271 Reference: Acct TPSF0069602	260,000	$1,209,000.00

19

Investor’s Name	Investor’s (and Investor’s Representative’s, if any) Address and Facsimile Number	Number of Offered Shares	Purchase Price
American Bar Association Members/State Street Collective Trust, Small-Cap Equity Fund	DTC / New York Window 55 Water Street New York, NY 10041 Attn: Robert Mendez Ref: SSB Fund #BL52	45,000	$209,250.00
The Retirement Program Plan for Employees of Union Carbide Corporation	JPMorgan Chase 4 New York Plaza Ground Floor Window New York, NY 10004 P 55452 UCCM-WELL US EQ SM CAP	145,000	$674,250.00
McKesson HBOC, Inc. Profit-Sharing Investment Plan	DTCC/ New York Window 55 Water Street New York, NY 10041 Attn: Robert Mendez Account Name: State Street Account #: EMCZ	10,300	$47,895.00
Radian Group Inc.	The Northern Trust Company 40 Broad St, 8th Floor 26-31713 Radian Emerging Companies New York, NY 10004	37,000	$172,050.00
Wolf Creek Investors (Bermuda) L.P.	Goldman Sachs & Co. F/A/O: Wellington One New York Plaza, 44th Floor New York, NY 10004 Attn: Jasmyn V. Bykowski	505,900	$2,352,435.00
Wolf Creek Partners, L.P.	Goldman Sachs & Co. F/A/O: Wellington One New York Plaza, 44th Floor New York, NY 10004 Attn: Jasmyn V. Bykowski	277,000	$1,288,050.00
WTC-CIF Emerging Companies Portfolio	DTCC/New York Window 55 Water Street New York, NY 10041 Attn: Robert Mendez for the account of State Street W61I	340,000	$1,581,000.00
WTC-CIF Small Cap 2000 Portfolio	DTCC/New York Window 55 Water Street New York, NY 10041 Attn: Robert Mendez for the account of State Street W63I	102,600	$477,090.00
WTC-CTF Emerging Companies Portfolio	DTCC/New York Window 55 Water Street New York, NY 10041 Attn: Robert Mendez for the account of State Street W71N	320,000	$1,488,000.00
WTC-CTF Small Cap 2000 Portfolio	DTCC/New York Window 55 Water Street New York, NY 10041 Attn: Robert Mendez for the account of State Street W72B	52,400	$243,660.00
Totals:	2,713,000	$12,615,450.00

Exhibit A to Securities Purchase Agreement

FORM OF TRANSFER AGENT INSTRUCTIONS

NYFIX, INC.

_____________, 2006

Mellon Investor Services

480 Washington Boulevard

Jersey City, New Jersey 07310

Attn: John Boryczki

Dear Sir:

Reference is made to that certain Securities Purchase Agreement, dated June 29, 2006 (the “Agreement”), by and among NYFIX, INC., a Delaware corporation (the “Company”), and the investors named on the Schedule of Buyers attached thereto (collectively, the “Holders”), pursuant to which the Company is issuing to the Holders an aggregate of up to 2,713,000 shares of Common Stock, $0.001 par value per share (“Common Stock”).

This letter shall serve as our irrevocable authorization and direction to you to promptly issue shares (the “Shares”) of Common Stock of the Company to the Holders in the amounts specified opposite each Holder’s name on Exhibit I attached hereto, effective as of ________________, 2006. Please deliver the certificates directly to the Holders at the address specified opposite each Holder’s name on Exhibit I attached hereto.

So long as you have previously received (a) written confirmation from counsel to the Company that a registration statement covering resales of the applicable Shares has been declared effective by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and (b) a copy of such registration statement, then you shall issue the certificates representing the Shares within two business days after your receipt of a written request of a Holder or the Exercise Notice (and in instances where certificates evidencing Shares have already been issued with a Securities Act legend, upon return of such legended certificates for cancellation by you), and such certificates shall not bear any legend restricting transfer of the Shares thereby and should not be subject to any stop-transfer restriction; provided, however, that if such Shares are not registered for resale under the 1933 Act, then the certificates for such Shares shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A SECURITIES PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, WHICH MAY RESTRICT THE TRANSFER OF SUCH SECURITIES IN CERTAIN CIRCUMSTANCES. A COPY OF SUCH AGREEMENT MAY BE OBTAINED, WITHOUT CHARGE, AT THE COMPANY’S PRINCIPAL OFFICE.”

All Shares that are to be issued without a restrictive legend shall, upon request from Holder, be issued electronically using the Depositary Trust Company (“DTC”) Fast Automated Securities Transfer program so long as you subscribe to such system. A form of written confirmation from counsel to the Company that a registration statement covering resales of the Shares has been declared effective by the SEC under the 1933 Act is attached hereto as Exhibit II.

[remainder of page intentionally left blank]

Please execute this letter in the space indicated to acknowledge receipt of these instructions. Should you have any questions concerning this matter, please contact me at 212 809-3542.

Very truly yours,

NYFIX, INC.

By: ___________________________

Name:

Title:

RECEIPT OF THE FOREGOING

INSTRUCTIONS ARE ACKNOWLEDGED

AND AGREED TO

this ____ day of _________, 2006

MELLON INVESTOR SERVICES

By: ________________________________

Name:

Title:

Enclosures

cc:	Wellington Management Company, LLP

EXHIBIT I

Name	Tax ID	Address	Number of Offered Shares
Trustees of the Building Trades United Pension Trust Fund, Milwaukee and Vicinity	51-6049409	The Bank of New York 3rd Floor, Window A One Wall Street New York, New York 10286 For account: US Bank N.A. #117612	18,600
CIBC U.S. Small Companies Fund	N/A	Mellon Securities Trust Co. 120 Broadway, 13th Floor New York, NY 10271 Reference: Acct YCEF1137002	34,100
Treasurer of the State of North Carolina	01-6186304	DTCC/New York Window 55 Water Street New York, NY 10041 Attn: Robert Mendez for the account of State Street JFE1	107,700
United of Omaha Small Company Fund	43-1179553	DTC / New York Window 55 Water Street New York, NY 10041 Attn: Robert Mendez Ref: SSB Fund # 5V1A	41,100
Textron Inc. Master Trust	13-3380685	DTCC/New York Window 55 Water Street New York, NY 10041 Attn: Robert Mendez for the account of State Street TX3F	50,800
British Columbia Investment Management Corporation	N/A	The Bank of New York 3rd Floor, Window A One Wall Street New York, New York 10286 A/C # 298316 Attn: Angie Hussein	104,000
The Dow Chemical Employees’ Retirement Plan	38-6184045	JPMorgan Chase 4 New York Plaza Ground Floor Window New York, NY 10004 Reference: P 50965 Reference: DOW EMPLOYEES PENSION PLAN - WELLINGTON TRUST SMALL CO	261,500
Public Sector Pension Investment Board	N/A	Mellon Securities Trust Co. 120 Broadway, 13th Floor New York, NY 10271 Reference: Acct TPSF0069602	260,000
American Bar Association Members/State Street Collective Trust, Small-Cap Equity Fund	46-6916010	DTC / New York Window 55 Water Street New York, NY 10041 Attn: Robert Mendez Ref: SSB Fund #BL52	45,000

The Retirement Program Plan for Employees of Union Carbide Corporation	13-6076164	JPMorgan Chase 4 New York Plaza Ground Floor Window New York, NY 10004 P 55452 UCCM-WELL US EQ SM CAP	145,000
McKesson HBOC, Inc. Profit-Sharing Investment Plan	94-6114480	DTCC/ New York Window 55 Water Street New York, NY 10041 Attn: Robert Mendez Account Name: State Street Account #: EMCZ	10,300
Radian Group Inc.	23-2018130	The Northern Trust Company 40 Broad St, 8th Floor 26-31713 Radian Emerging Companies New York, NY 10004	37,000
Wolf Creek Investors (Bermuda) L.P.	N/A	Goldman Sachs & Co. F/A/O: Wellington One New York Plaza, 44th Floor New York, NY 10004 Attn: Jasmyn V. Bykowski	505,900
Wolf Creek Partners, L.P.	04-3539573	Goldman Sachs & Co. F/A/O: Wellington One New York Plaza, 44th Floor New York, NY 10004 Attn: Jasmyn V. Bykowski	277,000
WTC-CIF Emerging Companies Portfolio	04-2767481	DTCC/New York Window 55 Water Street New York, NY 10041 Attn: Robert Mendez for the account of State Street W61I	340,000
WTC-CIF Small Cap 2000 Portfolio	04-2767481	DTCC/New York Window 55 Water Street New York, NY 10041 Attn: Robert Mendez for the account of State Street W63I	102,600
WTC-CTF Emerging Companies Portfolio	04-6657595	DTCC/New York Window 55 Water Street New York, NY 10041 Attn: Robert Mendez for the account of State Street W71N	320,000
WTC-CTF Small Cap 2000 Portfolio	04-3497364	DTCC/New York Window 55 Water Street New York, NY 10041 Attn: Robert Mendez for the account of State Street W72B	52,400

EXHIBIT II

FORM OF NOTICE OF EFFECTIVENESS

OF REGISTRATION STATEMENT

Mellon Investor Services

480 Washington Boulevard

Jersey City, New Jersey 07310

Attn: John Boryczki

Re: NYFIX, INC.

Ladies and Gentlemen:

We are counsel to NYFIX, INC., a Delaware corporation (the “Company”), and have represented the Company in connection with that certain Securities Purchase Agreement (the “Purchase Agreement”) entered into by and among the Company and the buyers named therein (collectively, the “Holders”) pursuant to which the Company issued to the Holders shares of its Common Stock, par value $0.001 per share (the “Common Shares”). Pursuant to the Purchase Agreement, the Company also has entered into a Registration Rights Agreement with the Holders (the “Registration Rights Agreement”) pursuant to which the Company agreed, among other things, to register the Registrable Securities (as defined in the Registration Rights Agreement), including the Common Shares, under the Securities Act of 1933, as amended (the “1933 Act”). In connection with the Company’s obligations under the Registration Rights Agreement, on ____________ ___, 200_, the Company filed a Registration Statement on Form SB-2 (File No. 333-_____________) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) relating to the Registrable Securities which names each of the Holders as a selling stockholder thereunder.

In connection with the foregoing, we advise you that a member of the SEC’s staff has advised us by telephone that the SEC has entered an order declaring the Registration Statement effective under the 1933 Act at [ENTER TIME OF EFFECTIVENESS] on [ENTER DATE OF EFFECTIVENESS] and we have no knowledge, after telephonic inquiry of a member of the SEC’s staff, that any stop order suspending its effectiveness has been issued or that any proceedings for that purpose are pending before, or threatened by, the SEC and the Registrable Securities are available for resale under the 1933 Act pursuant to the Registration Statement.

This letter shall serve as our notice to you that the Common Stock is, as of this date, freely transferable by the Holders pursuant to the Registration Statement.

Very truly yours,

THELEN REID & PRIEST LLP

By:__________________________________

cc:

Wellington Management Company, LLP

Trustees of the Building Trades United Pension Trust Fund, Milwaukee and Vicinity

CIBC U.S. Small Companies Fund

Treasurer of the State of North Carolina

United of Omaha Small Company Fund

Textron Inc. Master Trust

British Columbia Investment Management Corporation

The Dow Chemical Employees’ Retirement Plan

Public Sector Pension Investment Board

American Bar Association Members/State Street Collective Trust, Small-Cap Equity Fund

The Retirement Program Plan for Employees of Union Carbide Corporation

McKesson HBOC, Inc. Profit-Sharing Investment Plan

Radian Group Inc.

Wolf Creek Investors (Bermuda) L.P.

Wolf Creek Partners, L.P.

WTC-CIF Emerging Companies Portfolio

WTC-CIF Small Cap 2000 Portfolio

WTC-CTF Emerging Companies Portfolio

WTC-CTF Small Cap 2000 Portfolio

Exhibit B to Securities Purchase Agreement

FORM OF LEGAL OPINION

[See attached]

[Attorney Letterhead]

The Buyers of the Offered Shares

As specified in the Securities Purchase Agreement

Re: Nyfix, Inc.

Ladies and Gentlemen:

[We have acted as special corporate and securities counsel][ I am general counsel]1 to Nyfix, Inc., a Delaware corporation, (the “Company”) in connection with the sale to you (the “Buyers”) of the Offered Shares pursuant to a Securities Purchase Agreement, dated as of the date hereof (the “Securities Purchase Agreement”), among the Company and the Buyers. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement.

In connection with the foregoing, we have examined the following:

(a)          The Securities Purchase Agreement;

(b)          The Registration Rights Agreement;

(c)          The Certificate of Incorporation and Bylaws of the Company as amended through the date hereof;

(d)          Resolutions adopted by the Board of Directors of the Company authorizing the Company to enter into the Transaction Documents and addressing related matters; and

(e)          Such other documents, instruments and corporate records and such questions of law as we have considered necessary or appropriate for purposes of this opinion.

In our examination, we have assumed, with your permission and without independent investigation, (i) the genuineness and validity of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as certified, facsimile or photostatic copies; (iv) the authenticity of the originals of such copies; (v) the absence of evidence extrinsic to the provisions of the written agreements between the parties to the Transaction Documents that such parties intended a meaning contrary to that expressed by those provisions; (vi) that each party to any Transaction Document has obtained and will obtain, and will maintain in full force and effect, all necessary permits and approvals for conducting its operations; (vii) the identity and capacity of all individuals acting or purporting to act as public officials; (viii) the validity, truthfulness and accuracy of all factual matters contained in the representations and warranties included within the Transaction Documents and all certificates delivered thereunder; (ix) that the constitutionality or validity of any relevant statute, rule, or regulation is not in issue; (x) that there has not been any amendment or modification to any Transaction Document from the date of such Transaction Document through the date of this opinion letter; (xi) the due organization, valid existence and good standing of each party (other than the Company); (xii) the due authorization of the Transaction Documents by each party thereto (other than the Company); (xiii) the due execution and delivery of the Transaction Documents by each party thereto (other than the Company), (xiv) the full power, authority and legal right of each party to the Transaction Documents to enter into the same (other than the Company); (xv) that the Transaction Documents are the legal, valid and

_________________________

1 Note: Opinions to be divided between outside and in-house counsel, as appropriate.

binding obligations of each party thereto (other than the Company); and (xvi) the legal capacity of each natural person signatory to any of the documents reviewed by us.

In rendering this opinion, we have made no independent investigation of the facts referred to herein and have relied, for the purpose of rendering this opinion, exclusively on the truth and accuracy of the representations and warranties set forth in the Securities Purchase Agreement, and the statements and certificates of the Company’s officers and public officials, which representations and warranties, statements and certificates we assume are true, accurate and correct in all respects.

Based upon the foregoing, and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, qualification and limitations set forth herein, we advise you that in our opinion:

1.

The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power to own, lease and operate its properties, assets and business and to carry on its business as currently conducted and as proposed to be conducted.

2.

The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $1.00 par value per share. As of the Closing, the Offered Shares will be free of any liens, claims or encumbrances in favor of the Company and free of restrictions on transfer other than as set forth in the Transaction Documents or under applicable state and federal securities laws. The Offered Shares have been duly authorized and, upon issuance pursuant to the terms of the Securities Purchase Agreement, will be validly issued, fully paid, nonassessable and free of any liens in favor of the Company.

3.

The Company has all requisite corporate power and authority to enter into, deliver and perform each of the Transaction Documents to which it is a party. The execution, delivery and performance of the Transaction Documents and the sale, issuance and delivery of the Offered Shares have been duly authorized by all necessary corporate action. Each of the Transaction Documents is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

4.

The execution and delivery of the Transaction Documents and the performance by the Company of its obligations thereunder and the issuance of the Offered Shares do not, and will not, conflict with or result in a violation of any federal, New York or Delaware corporate law, rule or regulation applicable to the Company or any provision of the Certificate of Incorporation or Bylaws of the Company, each as amended through the date hereof.

5.

No consent, approval or authorization of or designation, declaration, notification or filing with, any governmental authority on the part of the Company is required in connection with the valid execution, delivery and performance of the Transaction Documents, or the offer, sale or issuance of the Offered Shares, or the consummation of any other transaction contemplated by the Transaction Documents except for consents, approvals, authorizations, declarations or filings that have already been made or will be made within applicable time periods.

6.

Assuming your representations and warranties contained in the Securities Purchase Agreement are true and correct, the offer, sale and issuance of the Offered Shares constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A.           The foregoing opinions are expressly limited to matters under and governed by the internal laws of the State of New York, the General Corporation Law of the State of Delaware and applicable Federal laws of the United States of America as each is in effect and in force as of the date of this opinion. Our opinion in the first clause of paragraph 4 is limited to such laws as a reasonable attorney would recognize as being customarily applicable to the Company in transactions of the type contemplated by the Transaction Documents.

B.           Our opinion as to enforceability set forth in last sentence of paragraph 3 above is subject to:

(a)         limitations imposed by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditor’s rights generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(b)        general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c)         the qualification that certain rights, remedies, waivers and procedures contained in the Transaction Documents may be limited or rendered unenforceable by applicable laws or judicial decisions governing such provisions, but such laws and judicial decisions do not, in our opinion, render the Transaction Documents, as a whole, unenforceable or make the remedies and procedures that are available to the parties legally inadequate for the practical realization of the principal benefits purported to be provided to them by the Transaction Documents;

(d)        the qualification that certain provisions contained in the Transaction Documents may be unenforceable in whole or in part if such enforcement would be unreasonable under the circumstances;

(e)         the possible requirement that actions taken, or not taken, by any party pursuant to the Transaction Documents he taken, or not taken, in good faith;

(f)         the qualification that certain provisions contained in the Transaction Documents regarding the rights or remedies available to any party for violations or breaches of any provisions which are immaterial or for violations or breaches of any provisions if such enforcement would he unreasonable under the circumstances, may be unenforceable in whole or in part;

(g)        the unenforceability under certain circumstances of (i) waivers or provisions imposing penalties or liquidated damages and (ii) provisions purporting to release or exculpate any party from liability for its acts or omissions, or purporting to impose a duty upon any party to indemnify any other party when any claimed damages result from the negligence, gross negligence or willful misconduct of the party seeking such indemnity;

(h)        the qualification that certain provisions of any such document to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy, may be unenforceable in whole or in part;

(i)         the qualification that provisions in any such document that contain a waiver of (A) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent the statute, regulation or constitution explicitly allows such waivers, (B) unknown future defenses and (C) rights to damages, may be unenforceable in whole or in part;

(j)         the qualification that certain provisions which require written amendments or waivers of documents may be unenforceable in whole or in part insofar as certain oral or other modifications, amendments or waivers may be effectively agreed upon by the parties or the doctrine of promissory estoppel may apply in certain circumstances;

(1)        the unenforceability under certain circumstances of any provision insofar as it provides for the payment or reimbursement of costs and expenses of indemnification for claims, losses or liabilities in excess of a reasonable amount; and

(m)       the unenforceability, in certain circumstances, of consent to jurisdiction clauses and forum selection clauses.

C.           We express no opinion as to the validity or enforceability of the indemnification and contribution provisions of the Registration Rights Agreement.

D.           We express no opinion as to compliance by the Company with the anti-fraud provisions of federal and state securities laws, rules and regulations.

E.            In rendering the opinions expressed in the first and third sentences of paragraph 1 above, we have relied solely on certificates of public officials, and have conducted no further investigation.

The opinions expressed herein are solely for the benefit of, and may only be relied upon by, the addressees of this opinion. This opinion may not be relied upon by any other person without the prior written consent of this firm. The opinions expressed herein are as of the date hereof (and not as of any other date) or, to the extent a reference to a certificate or other document is made herein, to such date, and we make no undertaking to amend or supplement such opinions as facts and circumstances come to our attention or changes in the law occur which could affect such opinions.

Sincerely,

Exhibit 2(k) to Securities Purchase Agreement

PRESS RELEASES

[See Attached]

FOR IMMEDIATE RELEASE

Contact:

Don Duffy or Brian Prenoveau, CFA

Integrated Corporate Relations, Inc.

(203) 682-8200

NYFIX REPORTS UNAUDITED DIVISIONAL REVENUES FOR 2005 BY QUARTER AND FOR THE FULL YEAR

UPDATE ON ACCOUNTING RESTATEMENTS

UNAUDITED DIVISIONAL REVENUES FOR FIRST QUARTER 2006 REPORTED

New York, NY June 29, 2006: NYFIX, Inc. (Pink Sheets: NYFX). NYFIX, a leader in technology solutions for the financial marketplace, announced today its divisional revenues for 2005 by quarter and for the full year, an update on previously announced accounting restatements and divisional revenues for the first quarter of 2006.

In late 2005, NYFIX re-aligned its business into four operating divisions: FIX Network, Order Management Systems (OMS), Transaction Services and Order Book Management Systems (OBMS). The results of these divisions will be separately disclosed in the Company’s periodic filings with the SEC. The FIX Network Division provides software to enable global financial institutions to utilize the industry established Financial Information Exchange Protocol for messaging, monitoring and processing transaction information. The FIX Network segment also provides network connectivity between institutional investors, broker-dealers and exchanges. The Transaction Services segment is comprised of three U.S. registered broker-dealer subsidiaries: NYFIX Millennium, NYFIX Transaction Services and NYFIX Clearing. NYFIX Millennium, an alternative trading system registered under SEC Regulation ATS, provides anonymous matching and routing of U.S. equity securities. NYFIX Transaction Services provides direct electronic market access and algorithmic trading products. NYFIX Clearing clears trades on behalf of NYFIX Millennium and NYFIX Transaction Services and operates a matched-book stock borrow/stock loan business. The OMS segment provides software applications for desktop and wireless handheld management of New York Stock Exchange and Nasdaq listed trading activities. The OMS desktop platform provides clients with access to the Company’s connectivity and transaction services. The OBMS segment specializes in electronic trading solutions for the global derivatives market and offers order management workstations and exchange interfaces. Historical results have been recast to reflect the performance of these divisions in prior periods.

NYFIX cautions that the financial information noted below is unaudited and such amounts may differ from those included in quarterly and annual SEC filings. Due to the review of stock option and warrant grants noted below and the evaluation of the complex accounting implications of the results of that review, NYFIX is not able to provide GAAP results at this time. The Company does expect to report losses for the full year 2005 and the first quarter 2006 when it ultimately reports. The Company will provide detailed results once this evaluation has been completed.

Unaudited Quarterly and Full Year Revenues for 2005

First Quarter 2005

Revenues for the first quarter 2005 were $23.8 million, an increase of 38% over the $17.2 million of restated revenues for the same period in 2004. Recast revenues from the Company’s four operating divisions were as follows:

	Quarter ended March 31,
(in millions)	2005	2004
	(As Restated)	(As Restated)
FIX Network	$8.9	$6.6
OMS	$5.9	$5.3
Transaction Services	$6.2	$3.3
OBMS	$2.8	$2.0

Total Revenues (unaudited)	$23.8	$17.2

Second Quarter 2005

Revenues for the second quarter 2005 were $23.9 million, an increase of 33% over the $18.0 million of restated revenues for the same period in 2004. Recast revenues from the Company’s four operating divisions were as follows:

	Quarter ended June 30,
(in millions)	2005	2004
		(As Restated)
FIX Network	$9.5	$7.2
OMS	$5.9	$5.6
Transaction Services	$6.4	$3.3
OBMS	$2.1	$1.9

Total Revenues (unaudited)	$23.9	$18.0

Third Quarter 2005

Revenues for the third quarter 2005 were $24.4 million, an increase of 25% over the $19.5 million of restated revenues for the same period in 2004. Recast revenues from the Company’s four operating divisions were as follows:

	Quarter ended September 30,
(in millions)	2005	2004
		(As Restated)
FIX Network	$10.4	$7.2
OMS	$5.8	$6.0
Transaction Services	$6.7	$3.5
OBMS	$1.5	$2.8

Total Revenues (unaudited)	$24.4	$19.5

Fourth Quarter 2005

Revenues for the fourth quarter 2005 were $25.5 million, an increase of 27% over the $20.1 million of restated revenues for the same period in 2004. Recast revenues from the Company’s four operating divisions were as follows:

	Quarter ended December 31,
(in millions)	2005	2004
		(As Restated)
FIX Network	$11.0	$7.4
OMS	$5.3	$5.5
Transaction Services	$7.0	$4.6
OBMS	$2.2	$2.6

Total Revenues (unaudited)	$25.5	$20.1

Full Year 2005

As previously reported, revenues for the full year 2005 were $97.6 million, an increase of 30% over the $74.8 million of restated revenues for the full year 2004. Recast revenues from the Company’s four operating divisions were as follows:

	Quarter ended December 31,
(in millions)	2005	2004
		(As Restated)
FIX Network	$39.8	$28.4
OMS	$22.9	$22.4
Transaction Services	$26.3	$14.7
OBMS	$8.6	$9.3

Total Revenues (unaudited)	$97.6	$74.8

Network Connections and Millennium Matched Volume

As previously reported, NYFIX had some 4,150 institutional buy-side connections to its NYFIX Network at December 31, 2005, an increase of 73% over the approximately 2,400 institutional buy-side connections at December 31, 2004.

As previously reported, the average daily matched volume in the NYFIX Millennium alternative trading system was 14.0 million shares for the fourth quarter 2005, an increase of 97% over the average daily matched volume of 7.1 million shares during the fourth quarter 2004. The average number of symbols matched daily was 577 for the fourth quarter 2005, compared to 202 for the fourth quarter 2004. For full year 2005, the average daily matched volume in NYFIX Millennium was 11.6 million shares, an increase of 68% over the average daily matched volume of 6.9 million shares during the full year 2004. The average number of symbols matched daily was 420 for the full year 2005, compared to 200 for full year 2004. Included in the volume and symbol figures noted above are conditional orders that are executed against pass-through orders and other conditional orders, and third-market trades crossed by clients and reported by NYFIX to Nasdaq.

Update on Accounting Restatements

NYFIX has substantially completed the previously announced review of historical stock option grants and is still evaluating the complex accounting implications on previously reported results. Since the accounting for common stock purchase warrants is similar to that for stock options, NYFIX expanded its review to include such awards. NYFIX has expended significant resources as part of its process to conform its accounting for stock options and warrants to GAAP. During the year ended December 31, 2005 and the quarter ended March 31, 2006, NYFIX incurred costs of $3.1 million and $3.9 million, respectively, related to the SEC inquiries, the financial restatements and related litigation. The Company has performed a detailed forensic review of over 1,400 awards to more than 500 grantees. At times the Company retained in excess of 60 contract lawyers and accountants combined to review hundreds of thousands of documents, such as Board and Committee meeting minutes, resolutions, schedules and emails, and meta-data for such documents, to respond to SEC information requests and to determine the appropriate dates to measure the accounting impact of grants and exercises. The Company’s review has identified a number of accounting issues not previously included in the $16.4 million restatement for stock option compensation included in the 2004 Annual Report on Form 10-K. The Company expects the accounting consequences of these issues to materially exceed the $2.0 million of estimated additional stock option compensation announced in October 2005. Some of the more significant issues include the following:

•	Grants where there is insufficient basis to rely on the process and documentation to reasonably ascertain a date to measure the accounting impact.
•

Grants where there was a failure to complete the option grant process by the effective date of the grant with respect to the number of shares to be issued, amounts allocated to grantees and/or the subsequent identification of new grantees.

•	Grants for which there were subsequent modifications.
•	Non-recourse loans issued by certain Officers and Directors for the exercise of options and warrants.
•

As previously announced, NYFIX will restate previously reported results for other issues in addition to stock option and warrant compensation. These issues were identified during an overall internal accounting review by management and the ongoing re-audit of financial statements for 2004 and 2003 by Friedman, LLP, the independent registered public accounting firm appointed by the Company’s Audit Committee in November 2005, and include the following (all amounts unaudited):

•

$4.0 million, net, in additional pre-tax charges associated with the 2002 acquisition of an initial interest in Renaissance Trading Technologies, LLC (“Renaissance”) and the 2003 acquisition of the remaining interest in Renaissance not previously held by the Company. Gross charges of $2.5 million and $2.0 million for the years ended December 31, 2003 and 2002 are offset by reductions to amortization expense for an intangible asset left at cost of $0.1 million, $0.3 million and $0.2 million, respectively, for the first quarter 2005 and the full years 2004 and 2003.

•

$1.6 million, net, in additional pre-tax charges associated with the 2002 acquisition of an initial interest in EuroLink Network, Inc. (“EuroLink”) and the 2004 acquisition of the remaining interest in EuroLink not previously held by the Company. Of this amount, $0.1 million, $0.7 million and $0.8 million, respectively, relate to the years ended December 31, 2004, 2003 and 2002.

•

$2.0 million pre-tax reversal of revenue recorded in 2001 with respect to transactions with an entity operated by substantially the same principals as EuroLink prior to the Company’s initial investment in EuroLink in 2002.

•

$0.9 million pre-tax net reversal of revenue recorded by the London branch office of the Company’s NYFIX Overseas subsidiary related to the timing of delivery of product and service periods covered. Of this net amount, $0.1 million is an increase to revenues for the first quarter 2005, $0.4 million is a decrease to revenues for the full year 2004, $0.1 million is an increase to revenues for 2003 and $0.7 million is a decrease to revenues for the year ended December 31, 2002.

•

$0.2 million pre-tax charge in the first quarter of 2005 related to the Company’s $7.5 million convertible note for the amortization of the debt discount established for embedded derivatives and the fair value adjustments on those embedded derivatives.

•

The Company has established a valuation allowance for deferred tax assets effective December 31, 2000. The Company had not previously reserved for deferred tax assets until the third quarter of 2004. As a result of this restatement, tax benefits of $3.7 million previously recorded through additional-paid-in capital and on acquisitions have been reversed and therefore have not been reserved for through operations. In addition, primarily because of the additional expense recorded for the losses incurred by Renaissance, a net deferred tax liability recorded through operations has been reduced by $1.2 million.

NYFIX previously only recorded a portion of the operating losses of Renaissance and EuroLink based on the percentage voting interest it held in these entities under the equity method. Since NYFIX provided substantially all of the funding for these entities through its investments and through loans and advances, historical results have been restated to absorb 100% of these operating losses. Prior to making its investment in EuroLink in March 2002, NYFIX previously recorded $2.0 million of revenue in 2001 for transactions with IMX Group, LLC (“IMX”). IMX had minimal assets other than cash from a $0.5 million loan from NYFIX and was operated by substantially all of the same principals who later operated EuroLink. The $2.0 million liability on the books of IMX was transferred to EuroLink in March 2002 and was paid to NYFIX out of the $4.0 million investment made by NYFIX in EuroLink in March 2002.

Unaudited Revenues for First Quarter 2006

Revenues for the first quarter 2006 were $25.4 million, an increase of 7% over the $23.8 million of restated revenues for the first quarter 2005.

Revenues from the Company’s four operating divisions were as follows:

	Quarter ended March 31,
(in millions)	2006	2005
		(As Restated)
FIX Network	$11.3	$8.9
OMS	$5.2	$5.9
Transaction Services	$7.3	$6.2
OBMS	$1.6	$2.8

Total Revenues (unaudited)	$25.4	$23.8

Adjustments to Exercise Prices for Option Grants to Officers and Directors

In June 2006, the Company increased the exercise prices of certain grants still outstanding to certain Directors and Officers where, based on the state of the documentation or process involved, there is doubt as to the appropriateness of the Company’s prior practices regarding grant date and/or exercise price. The Company intends to request additional payment from a former Director and a former Officer where similar doubts exist on grants that have been exercised.

Although Robert Gasser, NYFIX’s current Chief Executive Officer, was not involved in the granting process when these awards were issued, he has voluntarily agreed to be held to the same standard. As a result, the Company has increased the exercise prices on certain grants made to him and has voided an award given to him where the date of grant could not be ascertained.

About NYFIX, Inc.

NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, trade automation and communication technologies and through its registered broker-dealer subsidiaries, execution services. Our NYFIX Network is one of the industry’s largest networks, connecting broker-dealers, institutions and exchanges. We maintain our principal office on Wall Street in New York City, with other offices in Stamford, CT, London’s Financial District, Chicago and San Francisco. We operate redundant data centers in the metropolitan New York City area, with additional data center hubs in London, Amsterdam, Hong Kong and Tokyo. For more information, please visit www.nyfix.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to market and develop its products, the ability of the Company to achieve and manage its strategic initiatives; the effect of increased competition; economic, political and market conditions and fluctuations; the impact of accounting for stock option issuances; ongoing regulatory investigations and other factors described from time to time in the Company’s Form 10-K and periodic reports filed with the U.S. Securities and Exchange Commission. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.

FOR IMMEDIATE RELEASE

Contact:

Don Duffy or Brian Prenoveau, CFA

Integrated Corporate Relations, Inc.

(203) 682-8200

NYFIX, Inc. Announces $12.6 Million Private Placement

New York, NY June 29, 2006: NYFIX, Inc. (Pink Sheets: NYFX). NYFIX, Inc. (“NYFIX” or “the Company”), a leader in technology solutions for the financial marketplace, today announced it has entered into a definitive agreement with certain clients of a large, Boston-based institutional investor for the purchase of common shares of the Company. The offering will raise gross proceeds of $12.6 million before expenses. The Company is issuing shares of its common stock to pay placement agent fees of 6% of the gross proceeds. The closing of the transaction is expected to occur on July 5, 2006.

Under the terms of the agreement, NYFIX will sell 2.713 million shares of common stock at a price of $4.65 per share, which represents a discount of approximately 3% to the closing price of NYFIX common stock on June 29, 2006. The shares will be issued in a private placement transaction under Regulation D of the Securities of Act of 1933.

The shares of common stock sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States without a registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. NYFIX has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issued in the private placement once NYFIX becomes current in its reporting obligations under the Exchange Act.

The proceeds from the transaction will be used for general corporate purposes, including ongoing working capital needs, investments in technological infrastructure and increasing the capital in the Company’s regulated broker-dealer subsidiaries.

About NYFIX, Inc.

NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, trade automation and communication technologies and through its registered broker-dealer subsidiaries, execution services. Our NYFIX Network is one of the industry’s largest networks, connecting broker-dealers, institutions and exchanges. We maintain our principal office on Wall Street in New York City, with other offices in Stamford, CT, London’s Financial District, Chicago and San Francisco. We operate redundant data centers in the metropolitan New York City area, with additional data center hubs in London, Amsterdam, Hong Kong and Tokyo. For more information, please visit www.nyfix.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to market and develop its products, the ability of the Company to achieve and manage its strategic initiatives, the effect of increased competition, economic, political and market conditions and fluctuations, the impact of accounting for stock option issuances, ongoing regulatory investigations and other factors described from time to time in the Company’s Form 10-K and periodic reports filed with the U.S. Securities and Exchange Commission. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.